Exhibit 10.3

TAX INDEMNITY AGREEMENT

This TAX INDEMNITY AGREEMENT (this “Agreement”), dated as of March 8, 2023, is entered into by and among Olympus Water Holdings IV, L.P., a Cayman Islands exempted limited partnership (“Parent”), Diamond Merger Limited, a Cayman Islands exempted company and a wholly-owned Subsidiary of Parent (“Merger Sub”), Diversey Holdings, Ltd., a Cayman Islands exempted company (the “Company”), Diversey Holdings I (UK) Limited, a private limited company organized in England and Wales and a wholly owned Subsidiary of the Company (“Holdings UK”), Olympus Water Holdings I, L.P., a Cayman Islands exempted limited partnership (“Topco”), BCPE Diamond Investor, LP, a Delaware limited partnership (together with its successors and assigns, the “Bain Shareholder”), and BCPE Diamond Cayman Holding Limited, a Cayman Islands exempted corporation (the “Shareholder Representative” and, together with the Parent, Merger Sub, the Company, Holdings UK, Topco and the Bain Shareholder, collectively, the “Parties”). Except as otherwise provided, capitalized terms used in this Agreement, but not defined herein, shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

BACKGROUND

WHEREAS, Parent, Merger Sub, and the Company have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), a copy of which is attached hereto as Exhibit A, which provides, among other things and subject to the terms and conditions set forth therein, for the merger (the “Merger”) of Merger Sub with and into the Company and certain other transactions contemplated by the Merger Agreement resulting in, among other things, the Company becoming a wholly-owned subsidiary of Parent;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, Topco and the Bain Shareholder have entered into that certain Rollover Contribution Agreement (the “Rollover Agreement”), a copy of which is attached hereto as Exhibit B, which provides, among other things, for the contribution, transfer, and assignment by the Bain Shareholder of all of its right, title, and interest in the Rollover Shares to Topco or another Issuing Entity (as defined in the Rollover Agreement) pursuant to the Rollover Agreement in exchange for certain Common Units and Preferred Units (each as defined in the Rollover Agreement) of Topco or such Issuing Entity (such contribution and exchange, the “Rollover”);

WHEREAS, the Company, Holdings UK, the Shareholder Representative, and the other persons party hereto, as shareholders of the Company (each a “Shareholder” and collectively, the “Shareholders”) entered into that certain Tax Receivable Agreement, dated as of March 24, 2021 (the “Tax Receivable Agreement”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, the Company, Holdings UK, and the Shareholder Representative have entered into that certain Tax Receivable Termination Agreement, dated as of the date hereof (the “Tax Receivable Termination Agreement”), a copy of which is attached hereto as Exhibit C, which provides, among other things, for the termination of the Tax Receivable Agreement; and

WHEREAS, in connection with, and conditioned upon consummation of, the transactions contemplated by the Merger Agreement and the Rollover Agreement, the Parties desire that the Bain Shareholder agrees to indemnify, defend, and hold harmless Parent, the Surviving Company, and each of their respective Affiliates from and against  certain Taxes of the Company and its Subsidiaries

NOW, THEREFORE, for good and valuable consideration, including that consideration paid or received pursuant to the Rollover Agreement and the Merger Agreement, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.              Definitions. As used herein, the following terms have the following meanings:

“Contested Dutch Taxes” mean, with respect to any Pre-Closing Tax Period (or portion thereof) commencing on or after January 1, 2017, all Dutch corporate Income Taxes imposed on the Company and its Subsidiaries (excluding Parent and its Affiliates (as determined as of the time immediately before Closing), other than any Taxes of the Company and its Subsidiaries that are imposed on Parent and its Affiliates), (a) in connection with, arising out of, or resulting from any Dutch Tax Action, and (b) without duplication of clause (a), any additional Dutch corporate Income Taxes payable with respect to any Pre-Closing Tax Period beginning on or after January 1, 2019, if such Dutch Income Tax would not have otherwise been payable but for (x) any legal requirement or any agreement with a Taxing Authority to report an item or issue with respect to such period consistently with the resolution of such Dutch Tax Action or (y) an item or issue otherwise being reported consistently with the resolution of such Dutch Tax Action, or the positions taken by the Dutch Taxing Authority in such Dutch Tax Action in the event the Parties jointly agree to take such position under Section 3, if such position is taken as a result of dispute resolution procedures contained in this Agreement, or if the Company and its Subsidiaries unilaterally take such position on any Bain Dutch Corporate Tax Return (as compared to the amount of Dutch corporate Income Taxes that would have been payable had the Company and its Subsidiaries prevailed on each item and issue in such Dutch Tax Action and reported consistently therewith in each applicable Tax year). For the avoidance of doubt and notwithstanding anything to the contrary, (i) Contested Dutch Taxes shall be determined without regard to any loss, credit, or tax attribute of Parent or its Affiliates (other than the Company or its Subsidiaries) for any taxable period, or any loss, credit, or other tax attribute of the Company and its Subsidiaries arising in taxable periods (or portion thereof) commencing after the Closing Date (a “Buyer Tax Asset”); provided, that if a Buyer Tax Asset is used, or is permitted by applicable law to be used, to reduce any Contested Dutch Taxes, then the relevant Due Date defined in Section 5 shall be postponed until the earliest time or times that the relevant Buyer Tax Asset could otherwise have been used to reduce a cash Tax payment of a Parent Indemnitee (determined assuming that Buyer Tax Asset was not used to reduce a Contested Dutch Tax), and (ii) any Contested Dutch Taxes shall take into account any available loss, credit, or other tax attribute of the Company and its Subsidiaries arising in any Pre-Closing Tax Period, to the extent that such loss, credit, or other tax attribute results in an actual reduction of Contested Dutch Taxes. By way of example only, if an interest deduction with respect to an obligation for the Tax year 2017 is disallowed in connection with a final resolution of a Dutch Tax Action, the Contested Dutch Taxes shall include, in addition to any Taxes arising out of such disallowance, any additional Taxes owed by the Company or any of its Subsidiaries for each Pre-Closing Tax Period after 2017 (including portions thereof) as a result of (x) a legal requirement or any agreement with a Taxing Authority to report its income for such  taxable period consistently with the resolution of such Dutch Tax Action or (y) such interest deduction is otherwise being reported consistently with the resolution of such Dutch Tax Action (as compared to the amount of Income Taxes the Company or its Subsidiaries would have paid had it claimed interest deductions on such obligation in respect of each such Tax year that it would have been entitled to deduct had it prevailed in the dispute on the interest deduction for the Tax year 2017 (irrespective of whether such Taxes are owed with respect to such later year as a result of filing a Tax return, an audit, or otherwise, and irrespective of whether there is an audit or other proceeding with respect to such later years). For the avoidance of doubt, Contested Tax Dutch Taxes shall only include actual cash Tax liabilities of the Company and its Subsidiaries and not a reduction of Tax assets or Tax attributes that do not result in a cash Tax liability; provided that for the avoidance of doubt Contested Dutch Taxes shall include any cash Taxes for the Pre-Closing Tax Period commencing on or after January 1, 2017, payable as a result of a reduction of such Tax assets or Tax attributes.

“Dutch Tax Action” means (i) any Dutch Tax audit for Dutch corporate Income Taxes of the Company and its Subsidiaries for the tax years 2017 and 2018 (including that certain currently ongoing Dutch audit for such Taxes), (ii) any other Dutch Tax audit for Dutch corporate Income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period beginning after tax year 2018, and (iii) any other audits, investigations, proceedings (whether judicial or administrative), claims, demands, actions, suits, inquiries assessments or examinations by any Taxing Authority with respect to, Dutch corporate Income Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods (or portions thereof) beginning on or after January 1, 2017.

“Income Taxes” mean any federal, state, local, or non-U.S. Tax imposed on or measured by reference (in whole or in part) to overall net income, profits, net worth, capital gains, gross receipts, gross income and similar Taxes, including all interest, penalties, and additions to Tax or additional amount imposed with respect thereto. Income Taxes shall also include any franchise Tax imposed in lieu of the foregoing.

“Liquidity Event” means a transaction or series of related transactions occurring after the Closing which results in a direct or indirect disposition by the Bain Shareholder of all or some of its Subscribed Topco Common Units (including via sale, exchange, redemption, or otherwise).

“Losses” means any liability, loss, damage, expense (including reasonable attorneys’ fees and defense costs, other than the costs of Parent participating in the Dutch Tax Action as described in Section 4(b)), award, judgment, and penalties.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date, including the pre-Closing portion of any Straddle Period (determined in accordance with Section 2(b) of this Agreement).

“Straddle Period” means any Tax period commencing on or before and ending after the Closing Date.

“Subscribed Topco Common Units” shall have the meaning ascribed in the Rollover Agreement.

“Tax” or “Taxes” means (a) any and all taxes, assessments, fees, levies, imposts, duties, customs and similar charges and impositions of any kind whatsoever in the nature of a tax, imposed by any Governmental Authority (whether imposed directly or through withholding), including  taxes based upon or measured by gross receipts, gross income, net income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, severance, stamp, registration, recording, disability, unemployment, capital stock, share capital, estimated, license, registration, social security, service, excise, environmental, and real or personal property taxes or other taxes, fees, assessments or charges, together with all interest, penalties and additions to tax or additional amounts imposed with respect thereto and (b) any liability for any of the foregoing as transferee, as a result of successor liability, or as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law.

“Tax Return” means any return, estimate, declaration, claim for refund, information return and statement, and any other document, form or report filed or required to be filed (or provided to a payee), with respect to Taxes (including amendments thereof, any schedules or attachments thereto, or declaration of estimated Tax).

“Tax Insurance Policy” means any insurance policy obtained by Parent or its Affiliates with respect to the Contested Dutch Taxes.

2.              Indemnification.

(a)               The Bain Shareholder (the “Indemnitor”) shall hereby indemnify, defend, and hold harmless Topco and each of               its Subsidiaries and Affiliates (including Parent, the Surviving Company and each Subsidiary of the Surviving Company, and each of their respective Affiliates) and each of their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (each, a “Parent Indemnitee”) from and against any Contested Dutch Taxes and Losses related thereto, and shall promptly pay such amounts to the applicable Parent Indemnitee by the Due Date. The indemnity obligations of the Bain Shareholder under this Agreement shall be effective as of the date hereof and shall, for the avoidance of doubt, include amounts that are paid by the Company and its Subsidiaries after the date hereof in respect of amounts referenced in this Section 2(a); provided that such obligations shall be conditioned on the occurrence of the Closing, and, if the Closing does not occur, then no amounts shall be due or payable hereunder.

(b)               With respect to a particular Tax period that includes, but does not end on, the Closing Date (a “Straddle Period”), (i) with respect to property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of such Straddle Period ending on the Closing Date shall equal the Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period that is prior to and ends on (and includes) the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period and (ii) with respect to all other Taxes (including income Taxes, sales or use Taxes, employment Taxes, and withholding Taxes), the amount attributable to the portion of the Straddle Period that ends on the Closing Date shall be determined as if such Straddle Period were a Tax period that ended as of the close of business on the Closing Date (i.e., using a “closing of the books” methodology).

(c)            Limits on Indemnity.

(i)             Cap. (A) The Contested Dutch Taxes and related Losses for which the Bain Shareholder is liable pursuant to Sections 2(a) hereof shall be seventy-two percent (72%) of such amounts and (B) the total amount of Contested Dutch Taxes and related Losses for which the Bain Shareholder is liable pursuant to Sections 2(a) shall not exceed €200,000,000 Euro (the “Cap”).

(ii)            Source of Recovery.

(A)          Except to the extent provided in Section 2(c)(ii)(C), the Parent Indemnitees’ sole and exclusive source of recovery from the Bain Shareholder for the indemnification obligations set forth in Section 2(a) of this Agreement shall be (I) any and all cash proceeds from a direct or indirect disposition of Subscribed Topco Common Units to which the Bain Shareholder is entitled, including cash proceeds from a disposition of Subscribed Topco Common Units to a Person other than Parent or its Affiliates, and (II) any and all cash distributions (including tax distributions) with respect to Subscribed Topco Common Units to which the Bain Shareholder is entitled, in each case, that would otherwise be paid after a relevant Due Date (as defined below) (“Rollover Proceeds”).

(B)           To the extent any amounts owed by the Bain Shareholder under Section 2(a) remain unpaid, (I) Parent and its Affiliates and agents shall be entitled to withhold such amounts from any Rollover Proceeds to which the Bain Shareholder would otherwise be entitled and such amounts will be treated as having been paid or distributed to the Bain Shareholder for all purposes, and (II) the Bain Shareholder shall direct any buyer of Subscribed Topco Units held by the Bain Shareholder to wire such amounts (to the extent not in excess of the consideration paid by such buyer for the Subscribed Topco Units) to Parent or another Person designated by Parent.

(C)           Without limiting the generality of Section 2(c)(ii)(B), to the extent that a Liquidity Event occurs or a cash distribution described in Section 2(c)(ii)(A) would otherwise be paid before all Dutch Tax Actions have been fully and completely resolved, withdrawn or settled with any liability related thereto having been satisfied in full, the following provisions shall apply to proceeds from such Liquidity Event or such cash distribution:

A.	If the proceeds from such Liquidity Event consist solely of cash or with respect to any such cash distribution, Parent shall be entitled to withhold (or cause to be withheld) from Rollover Proceeds otherwise payable in cash to the Bain Shareholder and hold in a mutually agreeable third-party escrow account, or, if the purchaser of Subscribed Topco Units is not Parent or an Affiliate thereof, the Bain Shareholder shall deposit in a mutually agreeable third-party escrow account designated by Parent, in each case pursuant to the terms of a mutually agreeable escrow agreement the terms of which the Parties shall negotiate in good faith, an amount equal to the lesser of (I) the Cap, less any amounts already paid by the Bain Shareholder pursuant to this Agreement, (II) Parent’s good-faith estimate of the maximum amount for which the Bain Shareholder could be liable under this Agreement at the time of such Liquidity Event or cash distribution, in each case, as determined by Parent in good faith with the approval of the Bain Shareholder (such approval not to be unreasonably withheld, delayed, or conditioned), and (III) cash proceeds received by the Bain Shareholder for its Subscribed Topco Common Units upon such Liquidity Event or an amount equal to such cash distribution as applicable; provided that, in the Bain Shareholder’s sole discretion, the Bain Shareholder may, in lieu of depositing such funds as may be required pursuant to this Section 2(c)(ii)(C)(A), instead provide a customary guaranty of such obligations from a creditworthy affiliated investment fund of the Bain Shareholder.

B.	If the proceeds from such Liquidity Event or distributions with respect to Subscribed Topco Common Units to which the Bain Shareholder is entitled consist solely of any property other than cash (including, without limitation, equity interests in any other entity), such property shall be deemed to be replacement property for the Subscribed Topco Common Units (“Replacement Property”), the term “Subscribed Topco Common Units” shall be deemed to include such Replacement Property for all purposes of this Agreement, and the terms of this Agreement shall apply to such Replacement Property mutatis mutandis. For the avoidance of doubt, proceeds from a subsequent disposition of, or distribution on, Replacement Property received by the Bain Shareholder shall be Rollover Proceeds for purposes of this Agreement and shall be a source of recovery for Parent Indemnitees

C.	If the proceeds from such Liquidity Event or distributions with respect to Subscribed Topco Common Units to which the Bain Shareholder is entitled consist of cash and Replacement Property, (x) the Replacement Property shall be treated in the manner set forth in Section 2(c)(ii)(C)(B) above and (y) to the extent that Parent determines in good faith with the approval of the Bain Shareholder (such approval not to be unreasonably withheld, delayed, or conditioned) that amounts for which the Bain Shareholder could to be liable under this Agreement may exceed the value of the Replacement Property, Section 2(c)(ii)(C)(A) shall apply to cash proceeds from such Liquidity Event.

(D)          For the avoidance of doubt, subject to Section 2(c)(ii)(C), in no event shall any Parent Indemnitee have the right to “claw back” any such Rollover Proceeds or otherwise seek payment from the Bain Shareholder after such Rollover Proceeds have been paid to the Bain Shareholder; provided, however, that, notwithstanding anything to the contrary, if the Due Date for the payment of any portion of Contested Dutch Taxes is postponed as a result of the second sentence of the definition of Contested Dutch Taxes, the provisions of Section 2(c)(ii)(C) shall apply to any Rollover Proceeds received during such the period beginning on the date a Parent Indemnitee makes a claim under Section 2(a) the payment of which is postponed as a result of the second sentence of the definition of Contested Dutch Taxes, but solely to the extent of any such postponed amounts.

(E)           Notwithstanding anything to the contrary in this Agreement, to the extent that the Bain Shareholder directly or indirectly transfers the Subscribed Topco Common Units to an Affiliate of the Bain Shareholder in a non-arm’s length transaction, for purposes of this Agreement the term Bain Shareholder shall include both the Bain Shareholder as of the date hereof and such Affiliate, provided that, for purposes of determining the party required to provide the guaranty contemplated in the proviso set forth in Section 2(c)(ii)(C)(A)), the last reference in such proviso to the Bain Shareholder shall be the Bain Shareholder as of the date hereof.

(iii)           Tax Insurance Policy.

(A)          The applicable Parent Indemnitee shall use commercially reasonable efforts to (x) obtain the Tax Insurance Policy; provided that, notwithstanding anything in this Agreement to the contrary, neither Parent nor its Affiliates shall be required to obtain any policy with a premium in excess of $30,000,000; provided further, that if the premium under such Tax Insurance Policy is in excess of $30,000,000, the binding of such policy shall also require the written consent of the Bain Shareholder (such consent which may be granted or not in the Bain Shareholder’s sole discretion), and (y) obtain recovery under the Tax Insurance Policy for Losses pursuant to Section 2(a)(i) and in accordance with the terms of such policy.

(B)          If Parent or an Affiliate thereof is able to obtain a Tax Insurance Policy, the Bain Shareholder shall have no further indemnification obligations hereunder for any Losses to the extent such Losses are covered by such policy (taking into account, for the avoidance of doubt, any exclusions from, and limitations to, such policy).

(C)          Any costs incurred in obtaining the Tax Insurance Policy, including any premium payments, shall be paid solely by Parent or any Affiliate of Parent or, after the Closing, the Company up to an amount not to exceed  $30,000,000 and any such costs in excess of $30,000,000 shall be borne by the Bain Shareholder.

(D)          If the Bain Shareholder pays in cash any Contested Dutch Taxes pursuant to this Agreement and Parent or any of its Affiliates subsequently recovers any amounts of Contested Dutch Taxes that were paid in cash by the Bain Shareholder pursuant to this Agreement on the Tax Insurance Policy, such amounts shall be for the account of the Bain Shareholder and shall be paid five (5) days after receipt thereof, net of any costs and expenses (including Taxes) incurred by Parent or its Affiliates in obtaining such recovery.

(E)           The Bain Shareholder shall have the right to participate (at its own cost and expense) in the negotiation of any Tax Insurance Policy with the insurer, including that (i) the Parent Indemnitee shall keep the Bain Shareholder reasonably informed regarding the progress of obtaining the Tax Insurance Policy, (ii) the applicable Parent Indemnitee shall provide the Bain Shareholder with a reasonable opportunity to comment on any applicable documents and consider in good faith, and use commercially reasonable efforts to include, any reasonable comments made by the Bain Shareholder with respect thereto, and (iii) a representative of the Bain Shareholder shall be entitled to participate in any conferences or negotiations with the insurer.

(iv)           The Indemnitor shall not be liable under Section 2(a) hereunder for any amount to the extent (A) such amount relates to a Tax arising in any taxable period (or portion thereof) beginning after the Closing Date (a “Post-Closing Tax Period”) , or (B) due to the unavailability of any Tax asset or attribute (including basis) in any Post-Closing Tax Period. For avoidance of doubt and notwithstanding the foregoing, this Section 2(c)(iv) is not intended to limit the payments of any amounts due but postponed under the second sentence of the definition of Contest Dutch Taxes.

(v)            No Parent Indemnitee shall, without the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld, conditioned, or delayed) (i) re-file, modify, or amend any Dutch Corporate Tax Return (as defined below) for any Pre-Closing Tax Period (or portion thereof) commencing on or after January 1, 2017, (ii) extend or waive the applicable statute of limitations with respect to any Dutch corporate Income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period (or portion thereof) commencing on or after January 1, 2017, (iii) file any ruling or request with the Dutch Taxing Authority that relates to Contested Dutch Taxes, (iv) enter into any voluntarily disclosure agreement with the Dutch Tax Authorities regarding any Contested Dutch Taxes.

(vi)           Any amounts payable hereunder shall be determined net of any Income Tax benefits actually realized by any Parent Indemnitee with respect to any such Contested Dutch Taxes or related Loss in the taxable year of the indemnity payment or any prior taxable year (determined on a “with or without” basis).

(vii)          Sole and Exclusive Remedy. Recovery against the Rollover Proceeds pursuant to this Section 2 constitutes Parent’s sole and exclusive remedy for any and all Losses or other claims for which the Bain Shareholder is liable pursuant to Section 2(a). Parent agrees that, other than (A) from Rollover Proceeds in respect of the Bain Shareholder’s indemnification obligations set forth in Section 2(a) of this Agreement or (B) against the Bain Shareholder in respect of breaches of Section 7, under no circumstances will the Bain Shareholder or any of its Affiliates, or their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Bain Parties”) have any liability to any of the Parent Indemnitees relating to or arising out of this Agreement. None of Parent or the other Parent Indemnitees may avoid the limitations on liability set forth in this Section 2(c)(vii) by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Furthermore, without limiting the generality of the foregoing but subject to the last sentence of this Section 2(c)(vii), no claim shall be brought or maintained by any Parent Indemnitee against any Bain Party, and no recourse of any kind shall be sought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations of the Bain Shareholder set forth in this Agreement, any certificate, instrument, opinion or other documents delivered pursuant to this Agreement, or the subject matter of this Agreement, in each case other than claims permitted under, in compliance with, and subject to all of the provisions and limitations of this Section 2. The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 2(c)(vii)), constitute an integral part of the consideration given to the Bain Shareholder and were specifically bargained for between sophisticated parties. Notwithstanding anything to the contrary herein, this Section 2(c)(vii) shall not be construed as limiting any rights and remedies of the Parent Indemnitees against the Bain Shareholder (A) under any other Transaction Agreements (as defined below) or any other agreement between or among the parties hereto, (B) for breaches of representations and warranties under Section 7, or (C) in the event of actual fraud in respect of the representations and warranties in this Agreement by any Bain Party.

(viii)         Mitigation. Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

3.             Tax Returns.

(a)           Parent shall be entitled to prepare or cause to be prepared all Dutch corporate Income Tax Returns of the Company and its Subsidiaries for all Pre-Closing Tax Periods commencing on or after January 1, 2017 that are filed after the Closing Date (“Parent Dutch Corporate Tax Returns”). All such Parent Dutch Corporate Tax Returns shall be prepared consistent with past practice, unless otherwise required by law (including the resolution of any Dutch Tax Action). With respect to any Parent Dutch Corporate Tax Return , Parent shall provide the Shareholder Representative with drafts of such Parent Dutch Corporate Tax Returns no later than twenty (20) days prior to the filing date thereof. The Shareholder Representative shall have  the right to review, approve (subject to the dispute resolution mechanism contemplated herein), and provide comments on such Parent Dutch Corporate Tax Returns during the ten (10)-day period following the receipt of such Parent Dutch Corporate Tax Returns. Parent and the Shareholder Representative shall consult with each other and attempt in good faith to resolve any issues arising as a result of any Parent Dutch Corporate Tax Returns and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Parent Dutch Corporate Tax Return) by a nationally-recognized independent accounting firm chosen by both the Parent Indemnitees and the Shareholder Representative. Upon resolution of all such items, the relevant Parent Dutch Corporate Tax Return shall be timely filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by Parent, on the one hand, and the Bain Shareholder, on the other hand. If any dispute with respect to a Parent Dutch Corporate Tax Return is not resolved prior to the due date of such Parent Dutch Corporate Tax Return, such Parent Dutch Corporate Tax Return shall be filed in the manner which Parent deems correct, without prejudice to the other party’s rights and obligations under this Section 3(a).

(b)           The Company and its Subsidiaries shall be entitled to prepare or cause to be prepared all Dutch corporate Income Tax Returns of the Company and its Subsidiaries for all Pre-Closing Tax Periods that are filed or due before the Closing Date (“Bain Dutch Corporate Tax Returns” and, together with Parent Dutch Corporate Tax Returns, “Dutch Corporate Tax Returns”). All such Bain Dutch Corporate Tax Returns shall be prepared consistent with past practice, unless otherwise required by law (including the resolution of any Dutch Tax Action). The Company and its Subsidiaries shall provide Parent with drafts of any Bain Dutch Corporate Tax Returns no later than twenty (20) days prior to the filing date thereof and Parent and its Subsidiaries shall have the rights afforded to the Shareholder Representative in Section 3(a) above.

4.              Defense of Claims.

(a)           After the earlier of (i) obtaining knowledge of a claim or (ii) receiving written notice of any Dutch Tax Action for which the Bain Shareholder is or may be liable under this Agreement, Parent shall give Shareholder Representative reasonably prompt written notice (a “Claim Notice”) of any such claim, describing in reasonable detail the claim, the Losses actually incurred to date, the amount of such claim (if known and quantifiable) and the basis thereof and including copies of all applicable documents relating to such claim. Parent’s failure to provide a Claim Notice to the Shareholder Representative pursuant to this Section 4(a) shall not relieve the Bain Shareholder of any liability that the Bain Shareholder may have to any Person pursuant to this Agreement, except to the extent the Bain Shareholder is materially prejudiced by such delay.

(b)           The Shareholder Representative shall have the right to control the defense, appeal, or settlement of any Dutch Tax Action (including selection of counsel, determining whether to pursue or forgo any and all administrative appeals, proceedings (whether judicial or administrative), hearings, conferences, and mutual agreement procedures) including with respect to a Straddle Period; provided that (i) Parent shall have the right to participate, at its own cost and expense (which costs and expenses, for the avoidance of doubt, shall not be subject to the indemnification obligations set forth in Section 2(a)), in defending against any such Dutch Tax Action, (ii) the Shareholder Representative shall consult Parent concerning the conduct of such Dutch Tax Action, (ii) the Shareholder Representative shall keep Parent reasonably informed of  the progress of any such Dutch Tax Action, (iii) any counsel selected by Shareholder Representative shall be reasonably acceptable to Parent (not to be unreasonably withheld, conditioned, or delayed) and, for the avoidance of doubt, both Kirkland & Ellis LLP and PwC shall be deemed reasonably acceptable for purposes of this clause (iii), (iv) the Shareholder Representative shall provide Parent with a reasonable opportunity to comment on any written materials prior to their submission and accept any reasonable comments made by Parent with respect thereto, (v) a Company representative shall be entitled to be present at all meetings with the relevant Tax authority and all other proceedings, and (vii) the Shareholder Representative and its Affiliates shall not settle any Dutch Tax Action without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed). Parent, the Company and its Subsidiaries shall execute any powers of attorney or other documents to allow for the Shareholder Representative to control any Tax Action that the Shareholder Representative is entitled to control pursuant to this Section 4(b).

5.             Due Date for Payment. The due date for payment under Section 2 (the “Due Date”) shall be the date falling five (5) business days after service by Parent of a notice containing a written demand (which shall set out reasonable particulars of the liability) in respect of relevant liability, or, where later and if applicable, where a liability to make a payment of Tax which has not at the date of the notice become due and payable, the date falling five (5) business days before the latest date (taking into account the conduct of the matter giving rise to the claim) by which that Tax is due and payable to the relevant taxing authority, provided that if in the course of any Dutch Tax Action the date on which the Tax is due and payable is postponed, the due date for payment shall be five (5) business days before such date.

6.             Tax Refunds. In the event that the Bain Shareholder pays any Contested Dutch Taxes pursuant to this Agreement and Parent, the Company or any of their Affiliates receives a refund of a Contested Dutch Tax, the Bain Shareholder shall be entitled to the amount of such refunded Contested Dutch Tax that was paid by the Bain shareholder pursuant to this Agreement (including interest paid thereon by any Taxing Authority), provided that the portion of any such refund that is on account of the Bain Shareholder shall not exceed 72% of the aggregate amount of any such refund that is received by the Company or its Subsidiaries (a “Seller Tax Refund”). Parent shall pay, or cause to be paid, any Seller Tax Refund to the Bain Shareholder within five (5) days of receipt thereof, net of (x) any Taxes of Parent or any of its Affiliates attributable to such refund, and (y) any expenses incurred in obtaining such refunds. Parent agrees to use commercially reasonable efforts to obtain (or cause to be obtained) any Seller Tax Refund and will request a refund to be paid in cash where available. Parent shall keep the Shareholder Representative reasonably informed as to the availability of any Seller Tax Refund and the status of any claim regarding any Seller Tax Refund. If any amount paid to the Bain Shareholder pursuant to this Section 6 is subsequently challenged successfully by any Taxing Authority, the Bain Shareholder shall repay to Parent such amount (together with any interest and penalties assessed by such Taxing Authority in respect of such amount). Such repayment obligation shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations with respect to the collection by the applicable Taxing Authority or other Person of the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof). Any rights of the Bain Shareholder to the receipt of Seller Tax Refunds pursuant to this Section 6 shall expire on the date that is three (3) years after the date on which the Bain Shareholder ceases to be liable for any Contested Dutch Taxes or related Losses pursuant to the terms of this Agreement.

7.              Tax Receivable Agreement. No Tax Benefit Payment (as defined in the TRA) or other payments (including any payment pursuant to Article IV of the TRA) has been made in respect of, or pursuant to, the TRA, to the Shareholder Representative, to any Shareholder, for or on behalf of the Shareholders (as such terms are defined in the TRA), or any other person at any time on or after January 1, 2023 (other than a payment of approximately $1.7 million in January 2023), and no payments will be made pursuant to such agreement after the date hereof.

8.              Cooperation. Parent shall (and shall cause its Affiliates to) cooperate fully, as and to the extent reasonably requested by the Shareholder Representative, in connection with any Dutch Tax Action. Such cooperation shall include the retention and (upon the Shareholder Representative’s request) the provision of records and information which are reasonably relevant to any such Dutch Corporate Tax Return or Dutch Tax Action, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

9.              Adjustment. The Parties hereto agree to treat any payment hereunder as an adjustment with respect to the Common Exchange (as defined in the Rollover Agreement) for Tax purposes to the extent permitted by Law.

10.           Survival. Notwithstanding anything to the contrary stated elsewhere in this Agreement, the Merger Agreement, the Tax Receivable Termination Agreement, the Rollover Agreement, any clean team agreement entered into in connection with the transactions contemplated by the Merger Agreement, or any other Transaction Document (the “Transaction Agreements”), the obligations of the Bain Shareholder under this Agreement shall survive the Closing until ninety (90) days subsequent to the expiration of the statute of limitations (including extensions) applicable to the assessment or collection of the Contested Dutch Taxes.

11.           Miscellaneous.

(a)           All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (ii) immediately upon delivery by hand or (iii) by e-mail transmission, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

(A)          if to Parent or Merger Sub, to:

Solenis LLC

2475 Pinnacle Drive

Wilmington, DE 19803

Attn: [***]

E-mail: [***]

and

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Attn: [***]

E-mail: [***]

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East Suite 4000

Los Angeles, CA 90067-3026

Attn: Ari B. Lanin

E-mail: ALanin@gibsondunn.com

and

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

Attn: Evan M. D’Amico

E-mail: EDAmico@gibsondunn.com

(B)           if to Holdings UK or Topco, to:

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Attn: [***]

E-mail: [***]

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East Suite 4000

Los Angeles, CA 90067-3026

Attn: Ari B. Lanin

E-mail: ALanin@gibsondunn.com

and

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

Attn: Evan M. D’Amico

E-mail: EDAmico@gibsondunn.com

(C)           If to the Company:

Diversey Holdings, Ltd.

1300 Altura Road, Suite 125

Fort Mill, SC 29708

Attn: [***]

E-mail: [***]

with a copy (which will not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn: David A. Katz; Zachary S. Podolsky

E-mail: DAKatz@wlrk.com; ZSPodolsky@wlrk.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:      Sarkis Jebejian, P.C.
                 Christopher M. Thomas, P.C.
                 Andrew Struckmeyer

Email:   sarkis.jebejian@kirkland.com
                 christopher.thomas@kirkland.com
                 andrew.struckmeyer@kirkland.com

(D)          If to the Shareholder Representative or the Bain Shareholder, to:

BCPE Diamond Cayman holding Limited

c/o Bain Capital Private Equity, LP

200 Clarendon Street

Boston, MA 02116

Attention: [***]

Email: [***]

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022
Attn:      Sarkis Jebejian, P.C.
                Christopher M. Thomas, P.C.
                Andrew Struckmeyer

Email:  sarkis.jebejian@kirkland.com
                christopher.thomas@kirkland.com
                andrew.struckmeyer@kirkland.com

(b)           The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(c)           This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by Electronic Delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(d)           This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(e)            The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms  of such term, and words denoting any gender include all genders. When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(f)            In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g)           Each Party represents and warrants to the other Party that, as of the date hereof, the execution, delivery, and performance of this Agreement has been duly authorized by all requisite corporate action required by or on behalf of such Party, and this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms. Each Party represents and warrants to the other Party that, as of the date hereof, the execution, delivery and performance by such Party of this Agreement requires no consents, waivers, filings, authorizations or approvals other than such consents, waivers, filings, authorizations and approvals that have been obtained or made as of the date hereof.

(h)           Each Party shall, without additional consideration, execute and deliver such further instruments and take such further actions as may be reasonably requested by another Party to make effective, and to effectuate, the transactions contemplated by this Amendment.

(i)            No provision of this Agreement may be amended unless such amendment is approved in writing by Parent and the Shareholder Representative (on behalf of the Bain Shareholder). No provision of this Agreement may be waived by (i) Parent, Merger Sub, Holdings UK, Topco or the Company (after the Closing), unless such waiver is in writing and signed by Parent, or (ii) the Bain Shareholder, the Shareholder Representative or the Company (prior to the Closing), unless such waiver is in writing and signed by the Shareholder Representative. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives, including any permitted assignee. This Agreement and any rights and obligations of an Indemnitor not be assigned by such Indemnitor without Parent’s express prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed); any assignment without such written consent shall be null and void.

(j)            In the event of any litigation or arbitration related to this Agreement, the prevailing party shall be entitled to receive reasonable attorneys’ fees and costs.

(k)           This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Parties hereto in the negotiation, administration, performance and enforcement thereof, shall  be governed by, and construed in accordance with the laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any such action; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any such action to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement; (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any such action arising in connection with this Agreement shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such action in the Chosen Courts or that such action was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it shall not bring any such action relating to this Agreement in any court other than the Chosen Courts. Each Party agrees that a final judgment in any action in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(l)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(L).

(m)          In the event the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate as of such time in its entirety.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

PARENT:

OLYMPUS WATER HOLDINGS IV, L.P.

By:	Olympus Water Holdings Limited, its General Partner

By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	Director

MERGER SUB:

DIAMOND MERGER LIMITED

By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	Director

HOLDINGS UK:

DIVERSEY Holdings I (UK) Limited

By:	/s/ Michael Chapman
	Name:	Michael Chapman
	Title:	Director

topco:

Olympus Water Holdings I, L.P.

By:	Olympus Water Holdings Limited, its General Partner

By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	Director

COMPANY:

DIVERSEY HOLDINGS, LTD.

By:	/s/ Michael Chapman
	Name:	Michael Chapman
	Title:	Authorized Signatory

BAIN SHAREHOLDER:

BCPE DIAMOND INVESTOR, LP

By: BCPE Diamond GP, LLC its general partner
By: Bain Capital Fund XI, L.P. its managing member
By: Bain Capital Partners XI, L.P its general partner
By: Bain Capital Investors, LLC its general partner

By:	/s/ Kenneth Hanau
	Name:	Kenneth Hanau
	Title:	Partner

SHAREHOLDER REPRESENTATIVE:

BCPE DIAMOND CAYMAN HOLDING LIMITED

By:	/s/ Kenneth Hanau
	Name:	Kenneth Hanau
	Title:	Authorized Signatory